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                                                            Exhibit 12


                              Gateway 2000, Inc.

                Consolidated Ratio of Earnings to Fixed Charges

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


                                                                   Year ended December 31,
                                                   ------------------------------------------------------

                                                      1994        1995       1996       1997       1998
                                                    ---------   --------   --------   --------   --------
Pre-tax income                                       $146,103   $262,093   $382,716   $203,620   $541,248

Fixed charges:
 Interest expense                                    $  1,762   $  3,210   $    637   $    716   $    930
 Interest portion of rental expense
  relating to operating leases                       $    790   $  2,051   $  3,918   $  5,315   $  8,485

 Total fixed charges                                 $  2,552   $  5,261   $  4,555   $  6,031   $  9,415

Earnings before income taxes and
 fixed charges                                       $148,655   $267,354   $387,271   $209,651   $550,663

Consolidated ratio of earnings to fixed charges          58.2       50.8       85.0       34.8       58.5
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